EXHIBIT 16.2

March 22, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated March 22, 2006, of Vignette Corporation and are in agreement with the statements contained in the first through fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP